Exhibit 4.1

PRUDENTIAL PLC

RULES OF THE

PRUDENTIAL GROUP LONG TERM INCENTIVE PLAN

As amended following a meeting of the

PCA Business Unit Remuneration Committee on 6 December

2013, 6 March 2018 (for 2019 grants), 17 October 2019, 5 March

2020 and 25 February 2021

Prudential plc Remuneration Committee on 28 February 2022

Management Remuneration Committee on 22 March 2022

Group Remuneration Committee on 29 November 2022, 18 January

2023, 1 March 2023, 6 April 2023 and 6 December 2023

Management Remuneration Committee on 21 February 2024

1.Interpretation and definitions

1.1	Definitions

In these rules:

“Award” means Conditional Award or a Nil-Cost Option;

“Cash-Settled Award” means an Award which will always be satisfied in cash by virtue of rule 8.5;

“Cause” means cessation of employment in circumstances which entitle a Participant's employer to dismiss the Participant summarily under the terms of the Participant's employment contract or under the law of the jurisdiction applicable to the Participant's employment at the time of such termination;

“Committee” means the Management Remuneration Committee or any other duly authorised committee, other body of persons or person to whom the Committee delegates some or all of its functions or, where a discretion is to be exercised under rule 11, those people who were the Committee immediately before the event by virtue of which that rule applies or will apply;

“Company” means Prudential plc;

“Conditional Award’ means a right to acquire Shares for free on Vesting; “Control” has the meaning given to it by Section 995 of the Income Tax Act 2007; “Date of Grant” means the date which the Committee set for the grant of an Award;

“Dealing Day” means any day on which the London Stock Exchange (or any other stock exchange on which Shares are listed) is open for business;

“Dealing Restrictions” means any restrictions imposed by statute, order, regulation or Government directive;

“Deferral Model” means Awards granted pursuant to the reward model under which a deferred bonus is converted into an Award under the Plan;

“Dividend Equivalent” means a right to have the number of Shares subject to an Award increased on Vesting as described in rule 7;

“Grantor” means the Member of the Group or the trustee of any employee trust who has agreed before the Date of Grant to be the Grantor in relation to an Award or, if no company or trust has so agreed, the Company;

“Remuneration Committee” means the Remuneration Committee of the Company;

“Hong Kong Stock Exchange” means the Stock Exchange of Hong Kong Limited or any successor entity;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value” means, in relation to a Share on any Dealing Day, the average of the middle market closing quotation of a Share as derived from the Daily Official List of the London Stock Exchange (or from any other stock exchange on which Shares are listed) over the period of three consecutive Dealing Days immediately preceding that Dealing Day or, at the discretion of the Committee, either (a) the middle market quotation of the closing price for a Share as so derived for the immediately preceding Dealing Day or on the day itself or (b) any such quotation or price on such other Dealing Day or Dealing Days as the Committee considers to be appropriate in the circumstances;

“Member of the Group” means:

(i)	the Company; and
(ii)	its Subsidiaries from time to time; and
(iii)	any other company which is associated with the Company and is so designated by the Committee in general or for any particular purpose and “Group” will be interpreted accordingly;

“Mutual Termination” means a termination or cessation of employment, which meets all of the following requirements, namely:

(a)	is at the original request of the employer;
(b)	is with the agreement of the Participant including all terms of departure and settlement;
(c)	there are no outstanding claims either against the employer or any other member of the Prudential Group from the Participant;
(d)

the termination or cessation of employment does not involve termination or cessation of employment for Cause, redundancy or voluntary resignation; and is considered by the employer to be a Mutual Termination;

“Nil-Cost Option” means a right to acquire Shares for free on exercise after Vesting;

“Participant” means a person holding an Award or their personal representatives;

“Performance Condition” means a condition set by the Committee in respect of an Award under rule 4.2;

“Performance Period” means in respect of an Award subject to Performance Conditions, unless foreshortened in accordance with these rules, a period of three years commencing on the Start Date during which the Performance Condition is to be satisfied or such period as the Committee may specify for specific Participants;

“Plan” means these rules known as the “Prudential Global Long Term Incentive Plan” as changed from time to time;

“Relevant Employee Share Plan” means an employee share plan operated by a Member of the Group, other than an employee share plan which has been registered with HM Revenue & Customs in accordance with Schedule 2 to 5 of the Income Tax (Earnings and Pensions) Act 2003;

“Relevant Period” means unless foreshortened in accordance with these rules, a period commencing on the Date of Grant and ending on the final Vesting Date or such period as the Committee may specify for specific Participants;

“Retained Portion” means the percentage of the Shares subject to an Award to be retained following Vesting and specified under rule 3(h) and, unless the Committee determines otherwise on or before the grant of an Award, the Retained Portion will be 100 per cent or, where any tax or social security contributions arise on the Vesting or exercise of an Award, the Shares remaining (or that would have remained) after the sale of sufficient Shares to meet such tax or social security contributions;

“Relevant US Stock Exchange” means the New York Stock Exchange LLC or any successor entity;

“SEC” means the U.S. Securities and Exchange Commission;

“Shareholder Approval” means the approval of the Plan by shareholders of the Company as required by rule 9.4.1 of the Listing Rules of the UK Listing Authority;

“Shares” means fully paid ordinary shares in the capital of the Company or American Depositary Receipts in respect of one or more such shares;

“Start Date” means in respect of an Award, the beginning of the Financial Year in which the Award is granted or such later date as may be specified by the Committee on the Date of Grant;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Subsisting Award” means an Award (or portion thereof) that has not Vested and which has not lapsed;

“Target Shares” means, in relation to an Award subject to Performance Conditions, the number of Shares subject to an Award which will Vest in accordance with the Rules if the

Performance Conditions are satisfied at a given level set out in those Performance Conditions;

“US Taxpayer” means a person who is subject to the tax rules of the United States of America;

“Variation” means in relation to the equity share capital of the Company, a capitalisation issue, an offer or invitation made by way of a rights, a sub-division, a consolidation or reduction or any other variation in the equity share capital of the Company;

“Vesting” means, in the case of a Conditional Award, a Participant’s right to Shares becoming unconditional and, in the case, of a Nil-Cost Option, the Nil-Cost Option becoming exercisable, each as described in rule 8 and the word Vest shall be construed accordingly;

“Vesting Date” means, the date on which the Award will normally Vest being:

(a)	the third anniversary of the Date of Grant for Awards not granted under the Deferral Model, or
(b)	the first, second and third anniversary of the Date of Grant for Awards granted under the Deferral Model with one third of the Award vesting on each such anniversary, or
(c)

such other date or dates as may be specified by the Committee at the Date of Grant, or such other date as determined in accordance with the Rules, provided that any such anniversary or other date cannot be later than the tenth anniversary of the Date of Grant of the Award.

2.	Eligibility
2.1	Subject to rule 2.2:
2.1.1	the Committee may select any current or former employee of a Member of the Group to be granted an Award that is granted under the Deferral Model; and
2.1.2

the Committee may select any employee of a Member of the Group who has not given or been given notice of termination of their employment (whether or not such termination is or would be lawful) to be granted an Award that is not granted under the Deferral Model.

2.2	The Committee may not select a person who is a director of the Company before Shareholder Approval.
3.	Terms of Awards to be set at Date of Grant

On the grant of an Award, the Committee will determine:

(a)	the Date of Grant (or if it does not, the Date of Grant will be the date of grant of the Award);
(b)	the number of Shares subject to the Award and, if applicable, the number of Target Shares subject to the Award;
(c)	the Vesting Date or Vesting Dates for the Award;
(d)	any Performance Condition(s) (see rule 4.2);
(e)	whether the Award will carry Dividend Equivalents (see rule 7);
(f)	whether the Award will take the form of a Nil-Cost Option (and, if it does not, the Award will take the form of a Conditional Award);
(g)	whether the Award is granted under the Deferral Model or not;
(h)	whether the Award will be a Cash-Settled Award (which means that it will always be satisfied in cash in accordance with rule 8.5); and
(i)	whether rule 8.8. will apply to an Award and, if so, the Retained Portion.
4.	Granting Awards
4.1	Documentation of Awards

Awards will be granted by deed. Each Participant will be sent an award certificate on or as soon as practicable after the Date of Grant. The certificate will summarise the terms which have been set in relation to the Award under rule 3.

The deed and certificate will be on such terms as may be determined by the Committee (not inconsistent with these rules and the decisions made under rule 3) and will be issued in relation to any Award, only with the approval of that committee.

4.2	Performance Conditions

When granting an Award, the Committee may decide that its Vesting will be subject to one or more conditions which may relate to the performance of the Company, the Participant or any Member of the Group or business unit or any other factor. The Performance Condition may provide that the Award will lapse to the extent it is not satisfied.

4.3	Time when Awards may be granted

After Shareholder Approval, Awards can only be granted within the period of 42 days starting on any of the following:

4.3.1the date of adoption or shareholder approval of the Plan;

4.3.2	the day after the announcement of the Company’s results through a Regulatory Information Service (listed in schedule 12 to the UK Listing Authority Listing Rules) for any period;
4.3.3	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards (including for example in connection with a recruitment); or
4.3.4	any day on which changes to the legislation or regulations affecting employee share plans are announced, effected or made.

If Awards cannot be granted because of a Dealing Restriction, they may be granted within 42 days of the date on which the Dealing Restriction ceases to apply.

4.4	US Taxpayers

Schedule 1 shall apply to any person who is or becomes a US Taxpayer (as defined in that Schedule).

5.	No transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If, in breach of this rule, a Participant transfers, assigns or disposes of an Award or rights, whether voluntarily or involuntarily, the relevant Award will immediately lapse.

This rule 5 does not apply to the transmission of an Award on the death of a Participant to the Participant's personal representatives.

6.	Rights issues and variations of capital

If there is a variation in the equity share capital of the Company, including a capitalisation, sub-division, consolidation or reduction of share capital or if there is a rights issue, demerger (in whatever form), special dividend or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2009 or other distribution in specie, the number of Shares, any Performance Conditions and/or the kind of securities comprised in each Award may be adjusted in any way (including retrospective adjustments) which the Committee considers appropriate to take account of the effect of the transaction on the value of Awards.

7.	Dividend equivalents
7.1	An Award will not normally carry Dividend Equivalents but if the Committee decides, at the time of Award that it will, the number of Shares subject to the Award will be increased to take account of all dividends the record date for which falls between the Date of Grant and the Vesting Date. The number of additional Shares shall be calculated as follows:

a x b
c

where

a = the gross amount, per Share, of the dividend;

b = the number of Shares subject to the Award on that date (including any additional Shares previously added to it under this rule 7);

c = the Market Value of a Share on the record date of the dividend (or on such other date as the Committee may determine).

7.2	The number shall be rounded down to the nearest whole Share.
7.3

For the purpose of this rule 7, dividends means ordinary dividends paid in respect of Shares, unless the Committee determines otherwise in any particular case. It will not include any distribution in respect of which an adjustment is made under rule 6.

7.4

The Participant’s entitlement to an increased number of Shares under the Participant's Award under this rule 7 may, at the Committee’s discretion, be satisfied with a cash payment of an equivalent value to the Shares but subject to any necessary deductions required by law, notwithstanding that the remainder of the Award is satisfied with Shares.

8.Vesting

8.1	Normal Vesting

Except as otherwise provided in the Rules, an Award (or portion thereof) shall not Vest prior to the Vesting Date specified at grant and shall Vest only:

8.1.1	if the Participant remains an employee of a member of the Group until the Vesting Date and has not given or has not received notice terminating their employment by that date;
8.1.2	in respect of any Award granted before 5 March 2020, to the extent that the Committee is satisfied that any Performance Condition(s) is satisfied or waived; and
8.1.3

in respect of any Awards granted on or after 5 March 2020, the extent determined by the Committee, having regard to: (1) the extent to which the Committee is satisfied that any Performance Conditions have been satisfied, (2) the underlying financial or non-financial performance of the Company or any Member of the Group during the Performance Period and (3) any other matter the Committee considers relevant and appropriate (including, without limitation, the personal conduct and performance of the Participant, or circumstances that were unexpected or unforeseen at the Date of Grant).

If the Vesting of an Award (or portion thereof) or subsequent delivery of the Shares in respect of it on any date is prevented by a Dealing Restriction, the Award will Vest on the first Dealing Day after the Dealing Restriction no longer applies.

8.2	Consequences of Vesting for Conditional Awards

Subject to the rest of this rule 8 and rules 14.1 and 15, to the extent a Conditional Award Vests, the Grantor will procure that the relevant number of Shares is issued or transferred to or to the order of the Participant within 30 calendar days of the date on which it Vests.

8.3	Consequences of Vesting for Nil-Cost Options
8.3.1

The Participant may exercise a Nil-Cost Option from the date on which it Vests. The Participant may exercise it only in respect of the number of Shares in respect of which it has Vested. (See rule 9 for more details about exercise.)

8.3.2

Subject to the rest of this rule 8 and rules 14.1 and 15, the Grantor will procure that the relevant number of Shares are issued or transferred to or to the order of the Participant within 30 calendar days of the date on which it is validly exercised.

8.4	Delay in issue or transfer

If the issue or transfer is prevented by a Dealing Restriction, the Shares will be issued or transferred as soon as is practicable after the Dealing Restriction no longer applies.

8.5	Cash equivalent

The Committee may at any time decide not to procure the issue or transfer of Shares but instead to pay to the Participant a cash amount. This cash amount must be equal to the Market Value of the relevant number of Shares on the date of Vesting (or the date of exercise, in the case of a Nil-Cost Option).

Cash-Settled Awards will always be satisfied in accordance with this rule 8.5.

8.6	Malus adjustment
8.6.1	Prior to an Award Vesting, the Committee may, in its absolute discretion, determine that an Award should be adjusted if it decides that:
(i)

a business decision taken during the Relevant Period in respect of that Award by the business unit in which the Participant works at the time of the decision has resulted in a material breach of any law, regulation, code of practice or other instrument which applies to companies or individuals within the business unit;

(ii)	there is a materially adverse restatement of the accounts for any year during the Relevant Period in respect of that Award:
(a)	of the business unit in which the Participant worked at any time in that year; and/or
(b)	of any Member of the Group which is attributable to incorrect information about the affairs of that business unit;
(iii)	any matter arises which the Committee believes affects or may affect the reputation of the Company or any Member of the Group;
(iv)	in respect of any Award granted on or after 5 March 2020, the Participant's personal conduct during the Relevant Period in respect of that Award has:
(a)	resulted in the Company, or any Member of the Group, suffering significant reputational or financial damage;
(b)	the potential to cause significant reputational or financial damage to the Company or any Member of the Group; and/or
(c)	resulted in the material breach of the Group's business code of conduct or law; and/or
(v)

in respect of any Award granted on or after 5 March 2020, the calculation of the number of Shares subject to an Award or of the extent to which any Performance Conditions applicable to the Award have been satisfied or the Committee‘s determination of the extent to which an Award Vests was based on erroneous or misleading data or otherwise incorrect.

8.6.2	If rule 8.6.1 applies, the Committee will make the same decision in respect of all Participants who work for the same business unit at the time of the decision.
8.6.3

Where the Committee considers that there are circumstances that require further investigation or review which may, following such investigation or review, lead to a determination that an Award should be adjusted under rule 8.6, the Committee may postpone the relevant Vesting Date applicable to the whole or part of that Award (at its discretion) to such later date as the Committee determines. If the Committee determines to postpone the relevant Vesting Date of an Award then the Committee will notify the affected Participant(s) of that postponement and of the estimated date by which such further investigation or review will be concluded. Following completion of such further investigation or review the Committee will, subject to any adjustment to be made under rule 8.6, determine the revised Vesting Date for that Award.

8.6.4

Following any review under rule 8.6, the Committee may determine that any Award which has not yet Vested be adjusted, by reducing the number of Shares in respect of that Award as the Committee believes to be appropriate (including to zero). The Shares which may be adjusted may include any Shares which represent any dividends in accordance with rule 7. Any Participant affected by an adjustment will be notified of this in writing as soon as practicable.

8.7	Clawback

Unless the Committee determines otherwise at the time an Award is made, the Committee may exercise its powers under this rule 8.7 in respect of any Award made to a Participant.

This rule 8.7 applies in circumstances where at any time before the fifth anniversary of the Date of Grant for the Award, the Committee determines in its absolute discretion that:

(A)	there is a materially adverse restatement of the Company’s published accounts in respect of any Financial Year which (in whole or part) comprised part of that five year period;
(B)	it becomes apparent that a material breach of a law or regulation took place during that five year period which resulted in significant harm to the Company or its reputation;
(C)

in respect of any Award granted on or after 5 March 2020, the calculation of the number of Shares subject to an Award or of the extent to which any Performance Conditions have been satisfied or the Committee's determination of the extent to which an Award Vests was based on erroneous or misleading data or was otherwise incorrect; or

(D)	in respect of any Award granted on or after 5 March 2020, the Participant's personal conduct during the Relevant Period in respect of that Award has:
(i)	resulted in the Company, or any Member of the Group, suffering significant reputational or financial damage;
(ii)	the potential to cause significant reputational or financial damage to the Company or any Member of the Group; and/or
(iii)	resulted in the material breach of the Group's business code of conduct or law.

If, in respect of any Award granted on or after 5 March 2020, an investigation into the conduct or actions of any Participant or any Member of the Group has started before, but has not been completed by, the fifth anniversary of the Date of Grant, the Committee may, in its absolute discretion, determine that the provisions of this rule 8.7 may be applied to that Award until such later date as the Committee may determine to allow that investigation to be completed and the Committee to consider the outcome of the investigation.

If this rule 8.7 applies then the Committee may, to the extent that it considers appropriate, taking account of the extent of each Participant’s responsibility for the relevant matter set out at paragraphs (A) to (D) above, determine in its absolute discretion in respect of any Awards which have vested that:

(a)

in respect of Awards granted prior to 5 March 2020, the relevant Participant must repay to the Company by way of clawback an amount in cash up to the net value of the Shares the Participant received at the date the Award vested (based on the share price at that date) after deductions were made for tax and employee social security contributions; or

(b)	in respect of Awards granted on or after 5 March 2020, in place of requiring the Participant to take the action referred to in paragraph (a) above (which it may still do, in its discretion):
(i)	reduce the amount of any future payments made on or after 5 March 2020 in connection with the Plan or under any other discretionary bonus or incentive arrangements;
(ii)

reduce the number of Shares that would become available to the Participant upon the vesting of any unvested share award granted under any Relevant Employee Share Plan on or after 5 March 2020 and held by the Participant; and/or

(iii)

reduce the number of shares over which a vested but unexercised share award granted under any Relevant Employee Share Plan on or after 5 March 2020 and held by the relevant Participant may be exercised on such basis that the Committee considers in its absolute discretion to be fair, reasonable and proportionate (which may include the recovery of the pre-tax value of the Shares that the Committee determines should be recovered).

The Committee may take any action referred to in paragraphs (b)(i) to (iii) above to give effect to the operation of any withholding or recovery provisions similar to this rule 8.7 in any Relevant Employee Share Plan, discretionary bonus plan or other incentive arrangement operated by a Member of the Group.

Following any such determination (under paragraphs (a) or (b) above) the Participant shall make payment of the relevant amount within 28 days of the Participant being given notice of such determination. If a Participant should fail to make payment within that period then, without prejudice to any other remedies which the Company may have (including any remedies set out under (b) above in respect of Awards granted on or after 5 March 2020), the Committee may make a reduction of an equivalent amount to (i) any unvested Awards which the Participant may have under any employee share scheme operated by the

Company and/or (ii) any future bonus payment which would otherwise have been payable, and/or (iii) any salary payments or other remuneration which are due or would otherwise have been payable, in each case, to the extent permitted under applicable law.

The Committee may, to the extent required by the rules of a Relevant US Stock Exchange or the SEC or any other regulator to whose supervision the Company is subject, from time to time before the grant of an Award adopt rules, practices or policies relating to the withholding and/or recovery of value in respect of the Award, which are additional to the terms of rule 8.6 and this rule 8.7, that may apply to that Award.

8.8	Post-tax holding of Shares

The Committee may determine on or before the grant of an Award that, except in the case of the Participant’s death, a Participant may not, without the prior consent of the Committee (and subject to such conditions as the Committee may impose), transfer, assign, charge or otherwise dispose of any Shares in respect of which the Award has Vested (and in the case of a Nil-Cost Option been exercised) and which represent the Retained Portion or any rights in respect of them until such date as the Committee determines. This rule 8.8 will apply whether or not a Participant ceases (or has ceased) to be employed by any Member of the Group (unless the Committee, in its absolute discretion, determines otherwise). In order to facilitate the operation of this rule 8.8, the Committee may require that any Shares to which this rule 8.8 applies will be held by a nominee selected by the Committee, on such terms as the Committee may determine, on behalf of the Participant.

9.	Exercise and lapse of Nil-Cost Options

A Nil-Cost Option can be exercised for a period of six months from the date it Vests at the end of which it will lapse.

A Nil-Cost Option can only be exercised by written notice to the Company or the Grantor in such form (including electronic form) as the Committee may specify. The date of exercise of the Nil-Cost Option will be the date of actual receipt of the notice.

10.	Leaving employment

If a Participant ceases to be an employee of a Member of the Group before an Award (or part thereof) has Vested, the Award (or part thereof) will lapse on the date of cessation. A Participant will be treated as ceasing to be an employee on the earlier of the date the Participant ceases to be or the date on which the Participant gives or is given notice terminating their employment. This rule, however, is subject to rules 10A to 10E below.

10ALeaving employment as a good leaver

If a Participant ceases to be an employee of a Member of the Group before an Award has Vested by reason of:

10A.1	redundancy;

10A.2	injury or disability (as determined by the Committee);
10A.3	retirement with the approval of the Participant's employing company;
10A.4	the Participant's employing company ceasing to be a Member of the Group;
10A.5	the business (or part of the business) in which the Participant is employed being transferred to a transferee which is not a Member of the Group; or
10A.6	in relation to Awards granted under the Deferral Model, Mutual Termination then, subject to rule 11.1, the relevant Award shall not lapse but shall continue to be subject to the rules of the Plan and will only Vest on its Vesting Date to the extent determined in accordance with the rules of the Plan and:

(i)	in accordance with the “malus clause” in rule 8.6; and
(ii)

in respect of Awards not granted under the Deferral Model, by applying a pro rata reduction to reflect the number of complete months that have elapsed between the Date of Grant and the date of the cessation of employment as a proportion of the Relevant Period; or

(iii)	in respect of Awards granted under the Deferral Model, subject to rule 10E unless the Committee determines otherwise. If the Committee does determine otherwise and determines that the Award should Vest on or sometime after the date of the cessation of employment but before its Vesting Date, it shall have discretion to determine, subject to the “malus clause” in rule 8.6, at the relevant time the extent to which it shall Vest and have regard to:

(i)	the extent to which, at the relevant time, it determines that the relevant Performance Conditions and/or, as the Committee considers appropriate, the performance of the Company have been satisfied;
(ii)	the number of complete months that have elapsed between the Date of Grant and the date of cessation of employment as a proportion of the Relevant Period; and
(iii)

in respect of any Awards granted on or after 5 March 2020, any other matter which the Committee considers relevant and appropriate (including, without limitation, the personal conduct and performance of the Participant).

In respect of any Award granted on or after 5 March 2020, if a Participant ceases to be an employee of a Member of the Group before the Vesting Date, and the relevant Award does not lapse by the operation of this rule 10A, on the basis that the Committee has judged that the Participant is retiring from their professional executive career, the Committee may, in its absolute discretion, determine that any relevant Award which has not yet Vested be adjusted by reducing the number of Shares in respect of that Award to zero, if the Committee determines that the Participant has, within five years of ceasing to be an employee of a Member of the Group, secured paid executive employment with a company outside of the Group.

10BDeath

If a Participant dies before an Award has Vested, the Award shall Vest on the date on which the Committee has been notified of the death and determined the extent to which the Award should Vest, having regard to:

10B.1the “malus clause” in rule 8.6;

10B.2the extent to which, at the relevant time, it determines that the Performance Conditions and/or as the Committee considers appropriate, the performance of the Company have been satisfied;

10B.3in respect of any Award not granted under the Deferral Model, the number of complete months that have elapsed between the Date of Grant and the date of death as a proportion of the Relevant Period;

10B.4  in respect of any Award granted under the New Reward, rule 10E; and

10B.5in respect of any Award granted on or after 5 March 2020, any other matter the Committee considers relevant and appropriate (including, without limitation, the personal conduct and performance of the Participant).

If the Participant is a US Taxpayer and the Committee decides that the Award will not lapse or will not lapse in full, the Award must Vest, wholly or in part, on the date of cessation.

10CCessation before the Vesting Date of an Award: reason other than one in rule 10A

If a Participant ceases to be an employee of a Member of the Group before the Vesting Date for any other reason (other than death or Cause), the Committee may determine in its discretion that it shall not lapse on the cessation of employment. If it does so determine, it shall determine when and the extent to which the Award may Vest, having regard to the same matters as in rule 10A (as applicable) and, in respect of Awards granted under the Deferral Model, rule 10E.

In respect of any Award granted on or after 5 March 2020, if a Participant ceases to be an employee of a Member of the Group before the Vesting Date, and the relevant Award does not lapse by the operation of this rule 10C, on the basis that the Committee has judged that the Participant will not be seeking to secure alternative employment with a company outside of the Group (i) which has, in the Committee’s opinion, a size comparable to that of the Company, or (ii) which operates within the financial services sector, as determined the Committee, the Committee may, in its absolute discretion, determine that any relevant Award which has not yet Vested be adjusted by reducing the number of Shares in respect of that Award to zero, if the Committee determines that the Participant has, within five years of ceasing to be an employee of a Member of the Group, secured paid employment with such a company.

10DCessation before or after the Vesting Date: Cause

If a Participant ceases to be an employee of a Member of the Group for Cause, the Participant's Awards shall lapse on the date of such cessation.

10EFor Awards Granted under the Deferral Model

In respect of any Award granted under the Deferral Model (other than an Award granted on or after 6 December 2023 to a Participant who, on the date that such Participant ceases to be an employee of a Member of the Group, is an individual whose remuneration is subject to approval by the Remuneration Committee or by the Committee), if a Participant ceases to be an employee of a Member of the Group pursuant to rules 10A, 10B and 10C:

10E.1if the value of the Participant's total Subsisting Awards is under USD 1.5m, all the Participant's Subsisting Awards will Vest in full;

10E.2if the value of the Participant's total Subsisting Awards if equal or greater than USD 1.5m, the Participant's Subsisting Awards will:

(a)	if the Committee approves Vest in full; or
(b)	if the Committee does not so approve, the Committee shall determine the portion that shall Vest.
11.	Change of Control of Prudential
11.1	Exchange or Vesting on a Change of Control or sale of employer

If there is a Change of Control or if the Participant’s employer is sold, the Committee, in its absolute discretion, will decide whether an Award will:

11.1.1	Vest in part or in full; and/or
11.1.2

lapse and, in exchange, the Participant will be granted an award under any other share or cash incentive plan which the Committee, in its absolute discretion, considers to be broadly equivalent to the Award; and/or

11.1.3	be exchanged in accordance with rule 11.2.

Alternatively, the Committee may allow the Participant to choose from two or more of the choices above.

For the avoidance of doubt, the Committee need not make the same decision in relation to all Awards.

There is a “Change of Control” if:

11.1.4

Takeover: a person (or a group of persons acting in concert) obtains Control of the Company as a result of making a general offer to acquire all of the issued ordinary shares of the Company or all of the shares of the Company which are of the same class as the Shares and which, in either case, are not at the time owned by the person or any company Controlled by the person and/or persons acting in concert with that person;

11.1.5

Section 979 notice: a person becomes bound or entitled to acquire Shares under section 979 to 982 of the Companies Act 2006, or would be so entitled but for the fact that there were no dissenting shareholders; or

11.1.6	Compromise or arrangement under section 899: a court sanctions a compromise or arrangement under section 899 of the Companies Act 2006 in connection with the acquisition of Shares.

A Participant’s employing company is sold if:

11.1.7	the Participant’s employing company ceases to be under the Control of the Company; or
11.1.8	there is a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group.
11.2	Exchange of Awards on a Change of Control or sale of employer

If an Award is to be exchanged, the following provisions will apply:

11.2.1	The new award will be in respect of shares in any body corporate determined by the company offering the exchange.
11.2.2	The new award shall have equivalent terms as the Award that was exchanged.
11.2.3	The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.
11.2.4

The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged, except that, unless the Committee decides otherwise, any Performance Condition will not apply.

11.2.5

With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under rule 11.2.1.

12.	Demergers, significant distributions or Variation

If the Committee becomes aware that the Company is or is expected to be affected by any Variation, demerger, dividend in specie, super dividend or other transaction not falling within rule 11 (change of control) which, in the opinion of the Committee, would affect the current or future value of any Award, the Committee, may, acting fairly, reasonably and objectively, in their discretion, allow some or all Awards to Vest wholly or in part.

The Committee will notify any Participant who is affected by its exercising its discretion under this rule.

13.	Lapse of Awards

For the avoidance of doubt, an Award shall lapse automatically on the earliest of:

(a)	the Participant being declared bankrupt or entering into any general composition with or for the benefit of the Participant's creditors, including any voluntary arrangement;
(b)	the date on which the Participant is dismissed for Cause;
(c)

the date on which the Participant ceases to be an employee of a Member of the Group for any reason where the Committee has not exercised its discretion under Rule 8.1 to allow the Award to Vest or to continue subject to the Rules, unless and to the extent that the Award does not lapse on the Participant ceasing to be an employee of a Member of the Group, in accordance with Rule 10;

(d)	the date on which the Committee has made any adjustment to an Award under Rule 8.6, to the extent of such adjustment;
(e)	the date on which the Committee determines, in accordance with the Rules, that an Award will not Vest in accordance with any of Rules 8.1 and 10, to the extent of that determination;
(f)	at the end of the period specified in Rule 9;
(g)	at the end of any period specified in Rule 11.
14.	Limits on issues of new Shares in connection with the Plan

14.1No issue before Shareholder Approval

No Shares will be issued or transferred from treasury under the Plan before Shareholder Approval.

14.2	10% in 10 years limit

No Award shall be granted on any day to the extent that the result of that grant would be that the aggregate number of Shares that could be issued on Vesting or exercise of that Award when added to the number of Shares that:

14.2.1	could be issued on the Vesting or exercise of any other subsisting Award granted during the preceding ten years under the Plan;
14.2.2	have been issued on Vesting or exercise of any subsisting Award granted during the preceding ten years under the Plan;
14.2.3	could be issued pursuant to any other awards, options or rights granted during the preceding ten years under any other employee share scheme adopted by the Company; and
14.2.4	have been issued pursuant to any other awards, options or rights granted during the preceding ten years under any other employee share scheme adopted by the Company would exceed 10 per cent of the ordinary share capital of the Company from time to time in issue.

14.3	5% in 10 years limit

No Award shall be granted on any day to the extent that the result of that grant would be that the aggregate of the number of Shares that could be issued on Vesting or exercise of that Award when added to the number of Shares that:

14.3.1	could be issued on Vesting or exercise of any other subsisting Award granted during the preceding ten years under the Plan;
14.3.2	have been issued on Vesting or exercise of any subsisting Award granted during the preceding ten years under the Plan;
14.3.3	could be issued pursuant to any other awards, options or rights granted during the preceding ten years under any other Executive Share Scheme adopted by the Company; and
14.3.4	have been issued pursuant to any other awards, options or rights granted during the preceding ten years under any other Executive Share Scheme adopted by the Company would exceed 5 per cent of the ordinary share capital of the Company from time to time in issue.

Where Shares are transferred or to be transferred from treasury under this Plan or any other employees’ share scheme established by the Company and for as long as it remains best practice to do so in accordance with institutional shareholder guidelines, such Shares shall be treated, for the purpose of this rule 14.3, as Shares that are issued or issuable.

“Executive Share Scheme” means any employee share scheme adopted by the Company under which individuals may be selected for participation at the discretion of the body administering that scheme.

15.	Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with the grant, Vesting, exercise, surrender or transfer of any Award and the issue or transfer of Shares in connection with it. Notwithstanding anything else in these rules, the Company, any employing company or the trustee of any employee benefit trust from which Shares may be provided may make such arrangements as it considers necessary to recover the amount of any such liability from the Participant. These arrangements may include:

(i)	selling sufficient Shares on behalf of the Participant and retaining the proceeds; or
(ii)	reducing the number of Shares to be issued or transferred to the Participant under the Plan; or
(iii)	deducting any amount from any cash payment due to the Participant under the Plan or otherwise.
16.	General
16.1	Rights attaching to Shares

The Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the date of issue or transfer. The Participant will not be entitled to rights before that date. All Shares issued or transferred pursuant to an Award shall be of equal rank in all respects with the Shares in issue at the date of transfer or issue, except as regards any rights attaching to such Shares by reference to a record date prior to the date of transfer or issue.

16.2	Shares to be listed

If and so long as Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange (or, if the Committee so determines, the Hong Kong Stock Exchange), the Company will apply for listing of any Shares issued under the Plan (on the London Stock Exchange or, if the Committee so determines, the Hong Kong Stock Exchange) as soon as practicable after their allotment.

16.3	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force anywhere in the world. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

16.4	Articles of association

Any Shares acquired pursuant to Awards are subject to the articles of association of the Company from time to time in force.

16.5	Documents sent to shareholders

The Company need not send to Participants copies of any documents or notices normally sent to the holders of its Shares.

16.6	Committees' decisions final and binding

The decision of the Committee on the interpretation of the rules or in any dispute relating to Awards or any other matter relating to the Plan will be final and conclusive.

16.7	Costs

Each employing company will, if requested by the Company, reimburse the Company for any costs incurred in connection with Awards made to employees of that company.

16.8	Relationship of the Plan to the Participant’s employment
16.8.1	For the purposes of this rule, “Employee” means any Participant, any person who is eligible to become a Participant or any other person.
16.8.2	This rule applies:
(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;
(ii)	during an Employee’s employment or employment relationship; and
(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.
16.8.3

Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and their employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

16.8.4	The grant of Awards on a particular basis in any year does not imply any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.
16.8.5	No Employee is entitled to be granted an Award or be considered for an Award at a particular level or at all.
16.8.6

Without prejudice to an Employee’s right to acquire Shares on the Vesting of an Award and subject to and in accordance with the express terms of the rules and any performance condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to an Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and their employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

16.8.7	No Employee has any right to compensation for any loss in relation to the Plan, including:
(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);
(ii)

any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; (iii) the operation, suspension, termination or amendment of the Plan.

16.8.8

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the rules, including in particular this rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire Shares on the Vesting of an Award subject to and in accordance with the express terms of the rules and the Performance Condition, in consideration for, and as a condition of, the grant of an Award under the Plan.

16.8.9

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party.

16.9	Employee trust

The Plan constitutes an employees' share scheme for the purposes of section 1166 of the Companies Act 2006 (being a scheme for encouraging or facilitating the holdings of Shares). The Company and any Member of the Group may provide money to the trustee of any trust or any other person to enable them to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006.

16.10	Severance

Each of the provisions of this Plan is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

16.11	Data protection

By participating in the Plan, the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

16.11.1	administering and maintaining Participant records;
16.11.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;
16.11.3	providing information to future purchasers of the Company or the business in which the Participant works;
16.11.4	transferring information about the Participant to any country.
16.12	Notices

Any notice or other document which has to be given to a Participant or prospective Participant under or in connection with the Plan may be:

16.12.1	delivered or sent by post to the Participant at their home address according to the records of the Participant's employing company; or
16.12.2

sent by e-mail or fax to any e-mail address or fax number which according to the records of the Participant's employing company is used by the Participant; or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant in a different country to that from which the notice was sent will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

17.Changing the Plan

17.1	General power to change

The Committee may at any time change the Plan in any way. Changes may affect Awards which have already been granted or accrued.

17.2	Shareholder approval required for certain changes after Shareholder Approval of the Plan
17.2.1

Except as described in rules 17.2.2, after Shareholder Approval, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to the following:

(i)	the persons to or for whom Shares may be provided under the Plan;
(ii)	the limitations on the number of Shares which may be issued under the Plan;
(iii)	the individual limit for each Participant under the Plan;
(iv)

the basis for determining a Participant's entitlement to, and the terms of, Awards and for the adjustment of Awards if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or (v) the terms of this rule 17.2.1.

17.2.2	The approval of the Company in general meeting need not be obtained for any change to a Performance Condition and minor changes:
(i)	to benefit the administration of the Plan;
(ii)	to comply with or take account of the provisions of any proposed or existing legislation;
(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.
18.	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

SCHEDULE 1

This Schedule applies to a Participant who is a US Taxpayer.

Notwithstanding anything to the contrary contained in the Plan (or any Schedule to the Plan or any Performance Condition), no payment, issue, or transfer of Shares or cash pursuant to the Plan may be made after the 15th day of the third month after the end of the Taxable Year in which the Award first becomes no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A (the "Short-Term Deferral Period"), and the rules of the Plan and any Schedule shall be interpreted accordingly.

-	If a delay under rule 8.1 or 8.4 would postpone the issue or transfer of Shares or their cash equivalent beyond the Short-Term Deferral Period, then:
o

the Committee may, in its absolute discretion, cause all or part of the Award to Vest and be satisfied in cash under rule 8.5 during the Short-Term Deferral Period; and o any portion of such Award that the Committee does not Vest and satisfy as prescribed above during the Short-Term Deferral Period will be forfeited and lapse effective as of the last day of the Short Term Deferral Period.

-	If a delay under rule 8.6 would postpone the issue or transfer of Shares or their cash equivalent beyond the Short-Term Deferral Period, then:
o

the Committee may, in its absolute discretion, cause all or part of the Award to Vest and be satisfied in cash under rule 8.5 during the Short-Term Deferral Period; and o the Committee may, in its absolute discretion: (a) cause all or part of such Award to Vest and be satisfied in Shares during the Short-Term Deferral Period; (b) cause any such Shares to be transferred to, and held by, a nominee or broker chosen by the Company on behalf of the Participant, subject to such restrictions and/or liens as the Company may determine until the investigation or review referred to in rule 8.6 of the Plan is complete and the Committee has decided whether to exercise its powers under rule 8.6 and (c) prohibit the Participant from transferring, assigning or otherwise disposing of any interest he holds in such Shares until the investigation or review referred to in rule 8.6 of the Plan is complete and the Committee has decided whether to exercise its powers under rule 8.6; and

o

any portion of such Award that the Committee does not Vest and satisfy as prescribed above during the Short-Term Deferral Period will be forfeited and lapse effective as of the last day of the Short Term Deferral Period.

-	Where an Award is to Vest in accordance with rule 10, Vesting shall in any event take place on the date of cessation and Shares delivered within the Short Term Deferral Period.

The Plan is intended to and shall be construed and operated in all respects to meet the requirements of the short-term deferral exception from Section 409A, including without limitation in respect of a variation under rule 6 or a Change of Control under rule 11. The Committee shall not exercise any discretion under the Plan with respect to a US Taxpayer, including any discretion under rule 8.7, without determining that such exercise of discretion (1) does not cause the Plan to fail to meet the requirements of the short-term deferral exception, and (2) is otherwise permitted under Section 409A.

For the purposes of this Schedule:

-	Section 409A means section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time and including regulations and other guidance that is issued with respect thereto.
-

Taxable Year means the calendar year or, if it would result in a longer period for the payment to be made, the 12-month period in respect of which the Participant’s employing company is obliged to pay tax.

-	US Taxpayer means a person who is or becomes subject to taxation under the tax rules of the United States of America.

No Nil-Cost Options shall be granted to US Taxpayers.

Nothing in the Plan or this Schedule requires the Company to make any contributions or create any fund, or to otherwise segregate assets, with respect to an Award. A Participant’s interest in an Award shall be notional only, and without limiting the generality of the foregoing, a US Taxpayer shall have no interest whatsoever in any Shares or cash held by any trust involved in the administration of the Plan. A Participant’s interest in an Award shall be and remain subject to the claims of the Company’s general creditors until the settlement of the Award.

NEITHER THE COMPANY NOR ANY OTHER MEMBER OF THE GROUP MAKES REPRESENTATIONS OR WARRANTIES REGARDING THE TAXATION OF AWARDS, SHARES OR ANY OTHER BENEFITS UNDER THE PLAN, INCLUDING THEIR TAXDEFERRED NATURE OR COMPLIANCE WITH SECTION 409A OR ANY OTHER APPLICABLE LAW. NEITHER THE COMPANY NOR ANY OTHER MEMBER OF THE GROUP IS LIABLE TO A PARTICIPANT OR ANY OTHER PERSON FOR ANY TAXES, PENALTIES, INTEREST OR OTHER DAMAGES INCURRED AS A RESULT OF ANY FAILURE TO COMPLY WITH ANY APPLICABLE TAX OR OTHER LAW, INCLUDING SECTION 409A, REGARDLESS OF WHETHER THE FAILURE WAS INADVERTENT OR INTENTIONAL.

PRUDENTIAL PLC

RULES OF THE PRUDENTIAL DEFERRED ANNUAL INCENTIVE
PLAN 2023

Adopted by the Remuneration Committee of the board of directors of the Company on 29

November 2022 and amended on 1 March 2023 and 6 April 2023

Expiry date: 29 November 2032

SLAUGHTER AND MAY

One Bunhill Row

London EC1Y 8YY

Ref: PJC/IAB/XXW

The Prudential Deferred Annual Incentive Plan 2023

Introduction

An Award under the Plan can take the form of:

•	a nil or nominal cost option - which is a right to acquire Shares during the Exercise Period either for nothing or for the Shares’ nominal value;
•	a conditional award - which is a right to be given Shares automatically on Vesting;
•	a forfeitable award - which is an award of Shares, held by or on behalf of the

Participant, for a period during which period those Shares are forfeitable; or

•	a cash award - which is a right to be given a set cash amount automatically on Vesting.

The grant and Vesting of the different types of Award work in similar ways but there are some differences in the mechanics of how they are granted and what happens after they Vest. Following Vesting, Awards will be satisfied by the transfer of “market purchase” Shares or cash to the Participant. This introduction does not form part of the Plan rules.

1.	Definitions

In these rules:

“Acquiring Company” has the meaning given in rule 9.3.1;

“Award” means a Cash Award or a Share Award;

“Award Certificate” has the meaning given in rule 2.5.1;

“Award Date” means the date which the Committee specifies for the grant of an Award;

“Bonus” means any bonus earned by an Eligible Employee under any annual bonus plan operated by the Company or a Subsidiary;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Committee determines, any other stock exchange nominated by the Committee on which the Shares are traded) is open for the transaction of business;

“Cash Award” means a conditional right granted under the Plan to receive a cash amount set by the Committee on the Award Date;

“Committee” means, subject to rule 9.4, the remuneration committee of the board of directors of the Company, or any committee or person duly authorised by it;

“Company” means Prudential plc incorporated in England and Wales with registered number 01397169;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Control” means, in relation to a body corporate, the power of a person to secure by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate, or as a result of any powers conferred by the articles of association, or other document regulating that or any other body corporate, that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

“Current Employee” means an individual who is a current employee (including an executive director) of the Company or any Subsidiary on the Award Date;

“Dealing Restrictions” means any restrictions relating to dealing in Shares imposed by law, order, regulation, Government directive or any dealing code adopted by the Company;

“Deferred Bonus” means the proportion of any Bonus that the Committee determines will be delivered in the form of an Award;

“Directors’ Remuneration Policy” means the directors’ remuneration policy within the meaning of section 421(2A) of the Companies Act 2006;

“Dividend Equivalent Payment” has the meaning given in rule 5.5;

“Eligible Employee” means a Current Employee or a Former Employee;

“Exercise Date” has the meaning given in rule 5.2.2;

“Exercise Period” means, in relation to an Option granted to a Current Employee, the period beginning on the Expected Vesting Date and ending on the tenth anniversary of the Award Date (unless the Committee determines a shorter period under rule 2.7.7) and, in relation to an Option granted to a Former Employee, the period of 12 months beginning on the Expected Vesting Date (unless the Committee determines an alternative period under rule 2.7.7);

“Expected Vesting Date” means the date specified under rule 2.7.5 on which the Award will normally Vest in accordance with the Plan rules;

“Expiry Date” means 29 November 2032, being the tenth anniversary of the date the Plan is adopted by the Committee;

“Forfeitable Award” means an award of Shares under which the beneficial interest in the Shares is held by the Participant subject to the risk of forfeiture in accordance with the Plan rules;

“Forfeitable Share Agreement” means an agreement entered into between a

Participant and the Company, which sets out the terms on which the Shares subject to a Forfeitable Award will be held;

“Former Employee” means an individual who has been, but is no longer, an employee (including an executive director) of the Company or any Subsidiary, and who has earned a Bonus;

“Group Member” means:

(i)	the Company; and
(ii)	its Subsidiaries from time to time; and
(iii)	any other company which is associated with the Company and is so designated by the Committee, and “Group” will be construed accordingly;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003, as amended from time to time;

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange, as amended from time to time;

“Hong Kong Stock Exchange” means the Stock Exchange of Hong Kong Limited or any successor entity;

“London Stock Exchange” means the London Stock Exchange or any successor body;

“Market Value” means, in relation to a Share on any date: (i) in circumstances where rule 5.6 applies, the offer price per Share offered to the Company’s shareholders in connection with the relevant corporate event (subject to such adjustments as the Committee may determine); (ii) the closing middle-market quotation taken from the Daily Official List of the London Stock Exchange (or, if the Committee so determines, the closing price taken from the daily quotations sheet of the Hong Kong Stock Exchange) of a Share on the Business Day before the relevant date or (iii) if the Committee so determines, such middle-market quotation or closing price for any other Business Day (or the average of such middle-market quotations or closing prices for any Business Days) occurring before the relevant date, as the Committee may determine;

“Option” means a right to acquire Shares granted under the Plan in the form of a nil or nominal cost option;

“Original Entitlements Forfeited” means, in relation to a Recruitment Award, any awards or entitlements forfeited by an Eligible Employee as a result of the Eligible Employee leaving the Eligible Employee’s former employer;

“Participant” means a person holding an Award or that person’s personal representatives (or, in relation to rule 6, a person who has held an Award or that person’s personal representatives);

“Plan” means the plan constituted by these rules known as the “Prudential Deferred

Annual Incentive Plan 2023”, as amended from time to time;

“Recovery Period” has the meaning given in rule 6.1;

“Recruitment Award” means an Award granted in connection with an Eligible

Employee’s recruitment to the Company or one of its Subsidiaries to compensate the

Eligible Employee for any Original Entitlements Forfeited;

“Relevant Employee Share Plan” means an employee share plan operated by a Group Member, other than an employee share plan which has been registered with HM Revenue & Customs for the purposes of one of Schedules 2 to 5 to ITEPA;

“Relevant US Stock Exchange” means the New York Stock Exchange LLC or any successor entity;

“SEC” means the U.S. Securities and Exchange Commission;

“Share Award” means a Conditional Award, an Option or a Forfeitable Award;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006;

“Summary Dismissal” means, in relation to a Participant, the cessation of the Participant’s employment with a Group Member in circumstances where that Group Member is entitled to terminate the Participant’s employment contract summarily without payment;

“Treasury Shares” means Shares which are governed by Chapter 6 of Part 18 of the Companies Act 2006;

“Vest” means:

i.	in respect of a Conditional Award, the Participant becoming entitled to receive the Shares subject to that Conditional Award;
ii.	in respect of an Option, the Participant becoming entitled to exercise that Option during the Exercise Period;
iii.	in respect of a Forfeitable Award, the Participant’s Shares ceasing to be subject to the terms of the Forfeitable Share Agreement; or
iv.	in respect of a Cash Award, the Participant becoming entitled to receive the cash amount subject to that Cash Award, and “Vesting”, “Vested” and “Unvested” will be construed accordingly; and

“Vesting Date” means the date on which an Award Vests.

References in these rules to any statutory provision are to that provision as amended or re-enacted from time to time (and any regulations made under it), and, unless the context otherwise requires, words in the singular will include the plural and vice versa. The wording “to the extent that” means “if, but only to the extent that”.

2.	Grant of Awards

2.1 Eligibility

The Committee may, subject to any Dealing Restrictions, grant an Award to any Eligible Employee.

2.2 Timing of Award

Awards may not be granted at any time after the Expiry Date. Awards may only be granted:

2.2.1 within 42 days beginning on:

(i)	the date on which the Plan is adopted by the Committee;
(ii)	the Business Day after the day on which the Company’s results are announced for any period;
(iii)	the day on which the Directors’ Remuneration Policy (or any amendment to it) is approved by the Company’s shareholders; or
(iv)	to the extent Dealing Restrictions apply at any time during the periods referred to in (i) to (iii) above, the day on which the grant of Awards is no longer prohibited by any Dealing Restrictions; or
2.2.2	on any other day on which the Committee resolves that exceptional circumstances exist which justify the grant of an Award.
2.3	Size of Awards

The Committee must not grant an Award (other than a Recruitment Award) over Shares with a Market Value that exceeds the Deferred Bonus (or, in the case of a Cash Award, a cash amount the total of which exceeds the Deferred Bonus).

2.4	Award conditions
2.4.1	The Committee may impose any conditions additional to the Plan rules on the Vesting of an Award, provided that they are specified at the Award Date.
2.4.2	The Committee may waive or amend any such condition.

2.5 Award Certificate

2.5.1

Each Participant will receive a certificate (in such form as the Committee may determine) specifying the terms of the Award as soon as reasonably practicable after the Award Date (an “Award Certificate”). The Award Certificate may be the deed referred to in rule 2.7 or any other document or notification determined by the Committee. The Award Certificate may be distributed in hard copy, by email or by any other electronic means. If any Award Certificate is lost or damaged the Company may replace it on such terms as it determines.

2.5.2

Unless the Committee determines otherwise, a Participant must, before a date determined by the Committee and notified to the Participant, agree in writing to be bound by the Plan rules and the terms of the Award Certificate. If the Participant does not do so, the Committee may determine that either:

(i)	the Award lapses; or
(ii)	the Award will not Vest until the Participant does so agree in writing.

2.6 No payment

A Participant is not required to pay for the grant of any Award.

2.7 Terms of Awards

Awards must be granted by deed, in such form as the Committee determines. The terms of the Award, as determined by the Committee, must be specified in the deed. These should include:

2.7.1	whether the Award is:
(i)	a Conditional Award;
(ii)	an Option (and if so, a nominal cost or nil cost option);

(iii)a Forfeitable Award; or (iv) a Cash Award,

or a combination of the above;

2.7.2	the number of Shares subject to the Award (or, in the case of a Cash Award, the cash amount subject to the Cash Award);

2.7.3the Award Date;

2.7.4any condition imposed under rule 2.4;

2.7.5the Expected Vesting Date;

2.7.6	if the Award is a Recruitment Award and rule 6.1.3 applies, the Recovery Period;
2.7.7	in the case of an Option, the Exercise Period;
2.7.8	in the case of a Share Award, whether the Participant is entitled to receive any cash or Shares under rule 5.5; and
2.7.9	in the case of a Forfeitable Award, whether, in respect of any dividends paid on the Shares subject to that Forfeitable Award before its Vesting Date, the Participant:

(i)	may retain those dividends;
(ii)	must waive those dividends; or
(iii)	use those dividends to buy additional Shares, in which case the additional Shares will form part of the Shares subject to the Forfeitable Award.

2.8 Terms of agreement

An Eligible Employee who is to be granted a Forfeitable Award must enter into a Forfeitable Share Agreement on or before the Award Date under which the Eligible Employee agrees:

2.8.1

that, where the Plan rules refer to the Award lapsing, the Shares subject to the Forfeitable Award will be forfeited and the Eligible Employee will do all such things and execute all such documents as the Committee may require to effect the transfer of those Shares to the Committee’s order for nil consideration;

2.8.2that, until the Vesting Date of a Forfeitable Award:

(i)	the Eligible Employee will not assign, transfer or charge the Shares subject to the Forfeitable Award or any interest in them;
(ii)

the Eligible Employee will not, except in relation to any dividends (other than dividends which the Committee determines) paid on the Shares subject to the Forfeitable Award or as otherwise permitted by the Committee, assign, transfer or charge any value which the Eligible

Employee receives in respect of the Shares subject to the Forfeitable Award and that such value will itself be treated as forming part of the Shares subject to the Forfeitable Award unless and to the extent that the Committee decides otherwise;

(iii)

if the Committee has so specified, the Eligible Employee will waive any  dividends or reinvest any dividends to buy additional Shares which will form part of the Shares subject to the Forfeitable Award; and

(iv)

if the legal interest in the Shares subject to the Forfeitable Award is transferred to the Eligible Employee and the Committee so decides, the Eligible Employee will deposit the share certificates (or other documents of title) relating to the Shares subject to the Forfeitable Award with such person as the Committee may decide.

Any additional conditions applicable to the Forfeitable Award must be set out in the Forfeitable Share Agreement or otherwise made available to the Eligible Employee.

2.9 Transfer of Shares

The Company must make a Forfeitable Award by transferring, or procuring the transfer of, the beneficial interest and (if the Committee so decides) the legal interest in the

Shares subject to the Forfeitable Award to the Eligible Employee on the Award Date. The Committee may retain the share certificates for the Shares subject to a Forfeitable Award, and the Company may enter into such arrangements as it thinks fit in order to enable it to enforce the obligations of the Eligible Employee under the Forfeitable Share Agreement.

2.10	Section 431 elections

Each Participant irrevocably agrees to enter into a joint election in respect of any Shares acquired under an Award under section 431(1) or section 431(2) (as determined by the Committee) of ITEPA, if required to do so by the Committee.

2.11Awards in tranches

The Committee may grant an Award in any number of tranches, where the terms (as referred to in rule 2.7) of each tranche are different. In these circumstances, the Plan rules will be interpreted as if each tranche was a standalone Award.

3.	Sourcing of Shares to satisfy Awards

No Shares may be issued and no Treasury Shares may be transferred from treasury in connection with the satisfaction of an Award.

4.	Vesting of Awards

4.1Timing of Vesting

4.1.1Subject to rules 7 and 9 an Award will Vest on the latest of the following:

(i)	the date on which the Committee makes its determination of the extent to which any conditions imposed under rule 2.4 have been satisfied;
(ii)	the Expected Vesting Date;
(iii)

the date on which the Committee determines that any investigation ongoing on the Expected Vesting Date into the conduct or actions of any Participant or any Group Member which may be related to the Award has been completed and that it does not wish to undertake any action specified in rule 6 in respect of the outcome of such investigation;

(iv)

in relation to a Cash Award, Conditional Award or Forfeitable Award, the Participant having entered into such arrangements as the Committee considers necessary to meet the Participant’s liability to any taxation, duties, social security contributions or other amounts in respect of that Cash Award, Conditional Award or Forfeitable Award; and

(v)	the date on which any Dealing Restrictions which would prevent dealing by the Participant in the Shares subject to the Award on the dates specified above cease to apply.

4.2 Lapse of Awards

4.2.1	To the extent that an Award does not Vest in accordance with rule 4.1, it will lapse immediately.
4.2.2	If an Award lapses under any provision of the Plan it cannot subsequently Vest and a Participant has no rights in respect of it.
5.	Consequences of Vesting of Awards

5.1Conditional Awards or Forfeitable Awards

Subject to rules 5.8 and 12.8 and any Dealing Restrictions, the Company will, within 30 days of the Vesting Date of a Conditional Award or a Forfeitable Award, arrange for the transfer to or to the order of the Participant of the number of Shares in respect of which the Award has Vested, unless, in the case of a Forfeitable Award, the relevant number of Shares have already been transferred to the Participant.

5.2Options

5.2.1

A Participant may, subject to any Dealing Restrictions, exercise an Option at any time during the Exercise Period (or, where rule 7 or 9 applies, any exercise period provided for under those rules) by:

(i)	giving notice in the prescribed form to the Company or any person nominated by the Committee;
(ii)	enclosing the relevant Award Certificate (if required by the Committee); and
(iii)

in the case of an Option, paying to the Company the exercise price for each Share in respect of which the Option is exercised (or giving an undertaking in a form acceptable to the Committee to make that payment).

5.2.2

Unless the Committee decides otherwise, the “Exercise Date” will be the date of receipt by the Company or its duly appointed agent of the notice (and, if relevant, the Award Certificate, payment and/or undertaking) referred to in rule 5.2.1. However, if an option exercise notice is delivered at a time when any Dealing Restrictions would prohibit the exercise of Options by the Participant, the Exercise Date will be the first Business Day when such Dealing Restrictions cease to apply.

5.2.3

Subject to rules 5.8 and 12.8 and any Dealing Restrictions, the Company will, within 30 days of the Exercise Date, arrange for the transfer to or to the order of the Participant of the number of Shares in respect of which the Option has been exercised.

5.3	Lapse of Options

An Option will lapse to the extent that it has not been exercised at the end of the Exercise Period, unless it lapses earlier in accordance with the Plan rules. However, the Committee may permit a Participant to exercise Options within any period it determines that is longer than the periods permitted for exercise specified in the Plan rules.

5.4	Rights

Shares transferred on the exercise of an Option or the Vesting of a Conditional Award or the transfer of Shares subject to a Forfeitable Award will rank equally in all respects with the Shares in issue at the point of transfer, except as specified in the Plan rules and, in the case of a Forfeitable Award, the relevant Forfeitable Share Agreement. They will not rank for any rights attaching to Shares by reference to a record date before the date of transfer. Where Shares are transferred on the exercise of an Option or the Vesting of a Conditional Award, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to any such rights before that date, subject to rule 5.5.

5.5	Dividend Equivalent Payment
5.5.1

Unless the Committee determines otherwise, a Share Award will include the right to receive, subject to rule 5.8, an amount (a “Dividend Equivalent Payment”) equal in value to the dividends which would have been payable on the number of Shares in respect of which an Award Vests in relation to dividends the record dates for which fall during the period beginning on the Award Date and ending on the Vesting Date.

5.5.2

The amount of any Dividend Equivalent Payment will be paid in cash unless the Committee decides it will be paid (in full or in part) in Shares. Any Dividend Equivalent Payment will be paid to any relevant Participant as soon as reasonably practicable after the delivery of Shares under rule 5.1 or rule 5.2 (or, if applicable, the payment of a cash amount under rule 5.6).

5.5.3	The Committee may determine that the Dividend Equivalent Payment will assume the re-investment of such notional dividends on the Shares subject to an Award on such basis as the Committee determines.
5.5.4	The Committee may at any time decide to disapply this rule 5.5 in relation to all or part of a special dividend or dividend in specie which may otherwise be covered by this rule 5.5.
5.6	Alternative ways to satisfy Share Awards

The Committee may determine to satisfy all or part of a Conditional Award or Option by paying a cash amount (subject to rule 5.8). For a Conditional Award, the cash amount must be equal to the Market Value of the relevant Shares on its Vesting Date. For an Option, the cash amount must be equal to the Market Value of the relevant Shares on the Exercise Date less any exercise price applicable to the Option. The Company may determine on the Award Date or at any time subsequently that Awards will be satisfied in cash.

5.7	Cash Awards

Subject to rules 5.8 and 12.8, the Company will, within 30 days of the Vesting Date of a Cash Award, arrange for the payment to or to the order of the Participant of the cash amount in respect of which the Cash Award has Vested.

5.8	Withholding

Any current or former Group Member or the trustee of any employee benefit trust established by such current or former Group Member may (to the extent permitted by law) make such arrangements as it considers necessary to meet any liability to taxation, duties, social security contributions or other amounts in respect of an Award or otherwise in connection with a person’s participation in the Plan, whether the liability is a liability of, or is payable by, the Participant, a current or former Group Member or the trustee of such trust. These arrangements may include a reduction in the number of Shares subject to a Share Award and/or the exercise of an Option on behalf of the Participant and/or the sale on behalf of the Participant of any of the Shares to which the Participant is entitled under the Plan and the retention of the sale proceeds to meet the liability and/or a reduction in the cash amount subject to a Cash Award. References to social security contributions include anything which, in the Committee’s opinion, is reasonably comparable to social security contributions.

The Participant authorises the Company to sell on the Participant’s behalf sufficient Shares subject to the Share Award to discharge any liability to taxation, duties or social security contributions arising in connection with that Share Award that any current or former Group Member is required to withhold and any related costs associated with that sale. In facilitating such a sale, the Company may appoint a broker of its choosing.

6.	Recovery of Awards
6.1	Length of Recovery Period
6.1.1

The period during which the Committee may undertake any of the actions specified in rules 6.3, 6.4 and 6.5 (the “Recovery Period”) will, subject to rule 6.1.2 and 6.1.3, be the period beginning on the Award Date and ending on the fifth anniversary of the last day of the relevant financial year or other period by reference to which the Award was granted.

6.1.2

If an investigation into the conduct or actions of any Participant or any Group Member has started before, but has not been completed by, the end of the Recovery Period, the Committee may, in its absolute discretion, determine that the provisions of rules 6.3, 6.4 and 6.5 may be applied to an Award until such later date as the Committee may determine to allow that investigation to be completed and for the Committee to consider its findings and determine whether it wishes to undertake any action specified in rules 6.3, 6.4 and 6.5.

6.1.3	The Committee may in connection with a Recruitment Award specify in the deed referred to in rule 2.7 that an alternative Recovery Period will apply to that Recruitment Award.

6.2 Recovery triggers

6.2.1

Notwithstanding any other rule of the Plan, if at any time before the end of the Recovery Period, there are, in the opinion of the Committee, exceptional circumstances, the Committee may, on such basis as it considers in its absolute discretion to be fair, reasonable and proportionate, undertake any of the actions specified in rules 6.3, 6.4 and 6.5. Such exceptional circumstances include (without limitation):

(i)	a material misstatement in the published results of the Group or any Group Member;
(ii)	an error in determining the Bonus giving rise to, or the number of Shares subject to, an Award;
(iii)	the assessment of the Bonus giving rise to, or the number of Shares subject to, an Award being based on inaccurate or misleading information;

(iv)	gross misconduct on the part of the Participant concerned;
(v)

a breach by the Participant of any restrictive, confidentiality, or nondisparagement covenants or other similar undertakings, whether contained in the Participant’s employment contract and/or settlement agreement and/or any other agreement between the Participant and a Group Member;

(vi)	where, as a result of an appropriate review of accountability, the Committee determines that the Participant has caused wholly or in part a material financial loss for the Group as a result of:
(a)	reckless, negligent or wilful actions or omissions; or
(b)	inappropriate values or behaviour;
(vii)

where a Group Member is censured by a regulatory body or suffers, in the Committee's opinion, a significant detrimental impact on its reputation, provided that the Committee determines that, following an appropriate review of accountability, the Participant was responsible for, or had management oversight over, the actions, omissions or behaviour that gave rise to that censure or detrimental impact; or

(viii)

where the Company or entities representing a material proportion of the Group becomes insolvent or otherwise suffers a corporate failure so that ordinary shares in the Company cease to have material value, provided that the Committee determines, following an appropriate review of accountability, that the Participant should be held responsible (in whole or in part) for that insolvency or failure.

6.2.2 References to Group Members include references to former Group Members.

6.3Malus

6.3.1	The Committee may, in its absolute discretion, at any time during the Recovery Period:

(i)cancel, or reduce the number of Shares subject to, a Share Award;

(ii)cancel, or reduce the cash amount subject to, a Cash Award; and/or

(iii)impose additional conditions on an Award.

6.3.2	If an Award is cancelled or reduced in accordance with rule 6.3.1 that Award will be treated (to the relevant extent) as having lapsed.
6.3.3	The Company must notify the Participant as soon as reasonably practicable after the Committee has taken any action in accordance with rule 6.3.1.

6.4 Clawback

6.4.1

The Committee may, in its absolute discretion, at any time during the Recovery Period require the Participant to transfer to the Company (or the trustee of any employee benefit trust, if required by the Company):

(i)	all or some of the Shares acquired under the Share Award;
(ii)	a cash payment in respect of all or some of the Shares acquired under the Share Award; and/or
(iii)	a cash payment in respect of the cash amount received under the Cash Award.
6.4.2

In determining the number of Shares to be transferred and/or the cash payment to be made in accordance with rule 6.4.1, the Committee will take into account the amount of tax and social security contributions actually paid (or due to be paid) by the Participant in respect of the acquisition of the cash or Shares under the Award and whether, in its opinion, the Participant can claim relief from any such tax and social security contributions.

6.5 Recovery mechanisms

6.5.1	In place of requiring the Participant to take the action referred to in rule 6.4, the Committee may, in its absolute discretion, during the Recovery Period:
(i)	reduce the amount of any future payments in connection with the Plan or under any discretionary bonus plans or other incentive arrangements operated by a Group Member;

(ii)

reduce the number of Shares that would become available to the relevant Participant upon the vesting or exercise of any unvested share award granted under any Relevant Employee Share Plan and held by the relevant Participant; and/or

(iii)	reduce the number of Shares over which a vested but unexercised share award granted under any Relevant Employee Share Plan and held by the relevant Participant may be exercised,

on such basis that the Committee considers in its absolute discretion to be fair, reasonable and proportionate.

6.5.2

The Committee may take any action referred to in rule 6.3 to give effect to the operation of any withholding or recovery provisions similar to this rule 6 in any Relevant Employee Share Plan, discretionary bonus plan or other incentive arrangement operated by a Group Member.

6.6Additional requirements

The Committee may, to the extent required by the rules of a Relevant US Stock Exchange or the SEC or any other regulator to whose supervision the Company is subject, from time to time before the Award Date of an Award adopt rules, practices or policies relating to the withholding and/or recovery of value in respect of the Award, which are additional to the terms of rules 6.1 to 6.5, that may apply to that Award.

7.	Leaving the Group

7.1General rules on leaving employment

7.1.1	The terms of this rule 7.1 and rule 7.2 will not apply to an Award granted to a Participant who is a Former Employee on the Award Date.
7.1.2	Unvested Awards will lapse (to the maximum extent permitted by law) on the date the Participant ceases to be an employee of the Group unless rule 7.2 or 7.3 applies.
7.1.3

If a Participant ceases to be an employee of the Group for any reason other than Summary Dismissal holding Vested Options, they may, subject to rules 7.2.5 and 9, be exercised for a period of 12 months beginning on the date of the Participant’s cessation of employment, after which time they will lapse.

7.1.4	If a Participant ceases to be an employee of the Group because of Summary Dismissal, all the Participant’s Awards (whether Vested or not) lapse (to the maximum extent permitted by law).

7.2 Leaving as a “good leaver” - Unvested Awards

7.2.1	If a Participant ceases to be an employee of the Group for any reason other than Summary Dismissal, any Unvested Awards the Participant holds will,

subject to rules 7.2.2, 7.2.5 and 9, Vest on the date determined in accordance with rule 4.1.

7.2.2

If a Participant ceases to be an employee of the Group for any reason other than Summary Dismissal, the Committee may, in its absolute discretion, determine that an Unvested Award will Vest on the date of the Participant’s cessation of employment (or such other date before the Expected Vesting Date as the Committee may determine).

7.2.3

Where the determination as to whether a Participant has ceased to be an employee for a reason other than Summary Dismissal depends on a decision of the Committee, it may, in its absolute discretion, delay such decision until the Vesting Date determined in accordance with rule 4.1 and base its decision on all relevant circumstances (including, without limitation, whether the Participant has complied with any applicable restrictive covenants and/or, if the Participant retired from the Group, whether the Participant has remained in retirement).

7.2.4

Awards structured as Options may then (to the extent Vested and, subject to rule 9, be exercised for a period of 12 months beginning on the Vesting Date determined in accordance with rule 7.2.1, unless rule 7.2.2 applies, when the 12 month period will begin on the date determined by the Committee in accordance with that rule, after which time, they will lapse.

7.2.5

If a Participant ceases to be an employee of the Group because of either the Participant’s employing company ceasing to be under the Control of the Company or a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is not a Group Member, the Committee may determine that:

(i)	an Unvested Award will not Vest under rule 7.2.1; and
(ii)	a Vested Option will not lapse under rule 7.1.3

but will be automatically exchanged under rule 10.

7.3Death

If a Participant dies:

7.3.1	an Unvested Award will Vest on the date of the Participant’s death to the extent determined in accordance with rule 5.2.2; and
7.3.2

any Awards structured as Options may then (to the extent Vested and subject to rule 9) be exercised for a period of 12 months beginning on the date of the Participant’s death, after which time they will lapse.

Alternatively, the Committee may, in its absolute discretion, determine that an Unvested Award will Vest, subject to rule 9, on the date determined in accordance with rule 4.1, in which case the provisions in rule 7.2 will apply mutatis mutandis.

7.4 Meaning of “ceasing to be an employee of the Group”

7.4.1

For the purposes of rule 4 and this rule 7.4, a Participant will not be treated as ceasing to be an employee of the Group until the Participant ceases to be an employee of any Group Member and does not recommence employment with a Group Member within 7 days, unless the Committee determines that a Participant will be treated as ceasing to be an employee of the Group on the date that the Participant gives or receives notice of termination of employment.

7.4.2

If a Participant ceases to be an employee of the Group but remains a director of a Group Member, the Committee may determine that, for the purposes of this rule 7.4, that Participant continues to be an employee of the Group until that Participant also ceases to be a director of that Group Member.

8.	Adjustment of Awards

8.1Power to adjust

If there is:

8.1.1	a variation of the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
8.1.2	a demerger (in whatever form) or exempt distribution by virtue of section 1075 of the Corporation Tax Act 2010;

8.1.3a special dividend or distribution; or

8.1.4	any other transaction which will, in the Committee’s opinion, materially affect the value of Shares,

the Committee may adjust the number or class of Shares (or, in the case of a Cash Award, the cash amount) subject to, and the exercise price of, an Award as it considers appropriate.

8.2 Notice

The Company will notify Participants of any adjustment made under this rule 8 as soon as reasonably practicable thereafter.

9.	Takeovers and corporate events

9.1 Takeovers

Subject to rule 9.3, where:

9.1.1	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares;
9.1.2	a person (or a group of persons acting in concert) having obtained Control of the Company makes an offer to acquire all the Shares that person does not already own; or

9.1.3a court sanctions a compromise or arrangement pursuant to section 899 of the Companies Act 2006 in connection with the acquisition of Shares,  then an Unvested Award will Vest on the Effective Date.

9.1.4For the purposes of this rule 9 the “Effective Date” will be:

(i)	where rule 9.1.1 or 9.1.2 applies, the offer becoming unconditional in all respects; and
(ii)	where rule 9.1.3 applies, the date that such compromise or arrangement comes into effect (unless the Committee determines that an alternative date should apply);
9.1.5	Any Award structured as an Option (whether it Vested under this rule 9.1 or otherwise) may be exercised for a period of one month beginning on the Effective Date, after which time it will lapse.

9.2 Winding-up, demergers or other corporate events

If a resolution is passed or an order is made for the winding-up of the Company or the Committee becomes aware that the Company is or is expected to be affected by:

9.2.1	a variation of the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
9.2.2	a demerger (in whatever form) or exempt distribution by virtue of section 1075 of the Corporation Tax Act 2010;
9.2.3	a special dividend or distribution; or
9.2.4	any other transaction, which, in the Committee’s opinion, would materially affect the value of Shares, the Committee may determine:
(i)	that an Unvested Award will Vest; and/or
(ii)	the period of time during which an Option may be exercised, after which time it will, unless the Committee determines otherwise, lapse.

9.3 Exchange

In the event that:

9.3.1

a company (the “Acquiring Company”) is expected to obtain Control of the Company as a result of an offer referred to in rule 9.1.1 or a compromise or arrangement referred to in rule 9.1.3 or an event described in rule 9.1.2 occurs; and

9.3.2	either:

(i)	substantially all the shares in the Acquiring Company are expected to be held by the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company; or
(ii)	the Committee determines that Awards should be automatically exchanged,

then the Committee, with the consent of the Acquiring Company, may determine before the obtaining of such Control that:

a)	an Unvested Award will not Vest under rule 9.1; and
b)	a Vested Option will not lapse under rule 9.1.5 but will be automatically exchanged under rule 10.

9.4Committee

In this rule 9, “Committee” means, after the Effective Date, those people who were members of the Committee immediately before the Effective Date or such of those people, numbering no less than two, who may be available.

10.	Exchange of Awards

10.1Timing of exchange

Where an Award is to be exchanged under rule 7.2.5 or 9.3 the exchange will take place as soon as reasonably practicable after the relevant event.

10.2Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new award:

10.2.1	in the case of a Share Award, must confer a right to acquire shares in the company that employs the Participant or another body corporate associated with that employing company;
10.2.2	must be, so far as practicable in the Committee’s opinion, equivalent to the existing Award;
10.2.3	is treated as having been acquired at the same time as the existing Award and Vests in the same manner and at the same time;
10.2.4	must be subject to any conditions (including malus and clawback) which are, so far as practicable in the Committee’s opinion, equivalent to any conditions applying to the existing Award; and
10.2.5

is governed by the Plan rules, on the basis that, in the case of a Share Award,  references to Shares were references to the shares over which the new award is granted and references to the Company were references to the company over whose shares the new award is granted under rule 10.2.1.

11.	Employee rights

11.1 Scope

For the purposes of this rule 11, “Employee” means any employee of a Group Member. This rule 11 applies during an Employee’s employment and after the cessation of an Employee’s employment, whether or not such cessation is lawful.

11.2 Awards separate from employment contract

Nothing in the Plan rules or the operation of the Plan forms part of the Employee’s contract of employment. The rights and obligations arising from the employment relationship between the Employee and the Employee’s employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

11.3 Employee rights

No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

11.4 Exercise of discretion

The terms of the Plan do not entitle the Employee to the exercise of any discretion in the Employee’s favour.

11.5 Rights to compensation

No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

11.5.1	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);
11.5.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

11.5.3the operation, suspension, termination or amendment of the Plan.

11.6 Plan participation

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Plan rules, including this rule 11.6. By participating in the Plan, an Employee waives all rights under or in connection with the Plan, other than the right to acquire Shares (or, in the case of a Cash Award, the right to receive a cash payment) subject to and in accordance with the express terms of the Plan and any conditions applicable to their Award, in consideration for, and as a condition of, the grant of an Award under the Plan.

11.7Third party rights

Nothing in the Plan confers any benefit, right or expectation on a person who is not an

Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan or any condition applicable to an Employee’s Award. This does not affect any other right or remedy of a third party which may exist.

12.	General

12.1Rights

Except as specified in the Forfeitable Share Agreement applicable to a Forfeitable Award, a Participant will not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to a Share Award until the Participant has received the underlying Shares as a result of the Vesting of a Conditional Award or the exercise of an Option or, in the case of a Forfeitable Award, the Participant has been notified that the Shares subject to that Forfeitable Award are no longer subject to the Forfeitable Share Agreement.

12.2Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If the Participant does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 12.2 does not apply to the transmission of an Award on the death of a Participant to the Participant’s personal representatives.

12.3Not pensionable

None of the benefits received under the Plan is pensionable.

12.4Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final, conclusive and binding on all persons.

12.5 Documents sent to shareholders

The Company may (but is not obliged to) send to Participants copies of any documents or notices normally sent to the holders of its Shares.

12.6 Regulations

The Committee has the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules and with applicable law. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan.

12.7 Data protection

12.7.1 During the Participant’s participation in the Plan, the Company will have access to and process, or authorise the processing of, personal data (as defined in the

Data Protection Act 2018, the EU General Data Protection Regulation 5419/16 in such form as incorporated into the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended) and any regulations thereunder and/or any implementing legislation (together, the “Data Protection

Laws”)) held and controlled by any Group Member and relating to employees or customers of any Group Member, or other individuals. Each Group Member will comply with the terms of the Data Protection Laws, and the Company’s data protection policies issued from time to time, in relation to such data.

12.7.2 Any Group Member and its employees and agents may from time to time hold, process and disclose Participants’ personal data in accordance with the terms of the Company’s employee privacy notice and data protection policy in force from time to time.

12.8 Consents

All transfers of Shares (or, in the case of a Cash Award, the payment of the relevant cash amount under that Cash Award) will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements the Participant needs to fulfil in order to obtain or avoid the necessity for any such consent.

12.9 Listing

If and so long as the Shares are traded on the London Stock Exchange or the Hong Kong Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as reasonably practicable on whichever of those exchanges the Committee considers appropriate.

12.10 Enforceability of provisions

By accepting an Award, the Participant agrees that:

12.10.1 the Plan rules (and in particular rule 6) are fair and reasonable for the protection of the Company's interests;

12.10.2 if it should be found that any Plan rule is void as a result of going beyond what is fair and reasonable in all the circumstances, and if by deleting or amending part of the wording of that rule it would not be void, the rule will apply with such deletion and/or amendment as may be necessary to make it valid and enforceable; and

12.10.3 all other Plan rules will remain in full force and effect.

12.11 Notices

12.11.1 Except where otherwise specified in the Plan rules, any notice or communication to be given to any person who is or has been or will be eligible to be a Participant may be:

(i)	delivered by electronic mail and it will be deemed to have been received upon electronic confirmation of such delivery; or
(ii)

personally delivered or sent by ordinary post to their last known address and where a notice or communication is sent by post it will be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped.

Share certificates and other communications sent by post will be sent at the risk of the recipient concerned and no Group Member will have any liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made.

12.11.2 Any notice to be given to any Group Member or the trustee of any trust established by a Group Member will be delivered or sent to the Company at its registered office, marked for the attention of the Company Secretary, and will be effective upon receipt. The Committee may make other arrangements to receive notices.

13.	Amending the Plan

13.1 Committee’s powers

13.1.1 Subject to rule 13.2, the Committee may at any time amend the Plan and the terms of any Award in any way.

13.1.2 Any amended terms of the Plan and/or Award must comply with Chapter 17 of the Hong Kong Listing Rules (in so far as they are applicable).

13.2 Participant consent

If the Committee proposes an amendment to the Plan rules or the terms of any Award (other than a permitted amendment to any conditions imposed under rule 2.4) which would be to the material disadvantage of Participants in respect of subsisting rights under the Plan, then:

13.2.1 the Committee will invite each so disadvantaged Participant to indicate whether or not they approve the amendment; and

13.2.2 such amendment will only take effect if the majority (assessed by reference to the size of affected Awards) of the Participants who respond to an invitation made in accordance with rule 13.2.1 consent to the amendment.

13.3 Notice

The Committee may (but is not obliged to) give written notice of any amendments made to any Participant affected.

14.	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The courts of England and Wales will have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.